Exhibit 3.8

BYLAWS

OF

ATLANTIC POWER TRANSMISSION, INC.

ARTICLE I. NAME AND LOCATION

SECTION 1. The name of this Corporation is Atlantic Power Transmission, Inc.

SECTION 2. Its principal office shall be located at 200 Clarendon Street, 25th Floor, Boston, Massachusetts, 02116.

SECTION 3. Other offices for the transaction of business shall be located at such places as the Board of Directors may from time to time determine.

ARTICLE II. STOCKHOLDERS MEETINGS

SECTION 1. The Board of Directors shall cause a regular meeting of stockholders to be called and held on notice within 90 days after the end of every fiscal year of the Corporation and as may be required by law. Each regular meeting shall be held on the date and at the time and place determined by the Board of Directors and set forth in the notice of the meeting. At each regular meeting, the stockholders shall elect directors to serve until the next regular meeting of stockholders.

SECTION 2. A special meeting of the stockholders may be called at any time by any person or persons authorized by law to do so, and shall be held on the date and at the time and place fixed by the person calling the meeting.

SECTION 3. Notice of the time and place of all regular and special meetings shall be mailed by the secretary to each stockholder entitled to vote at the last known address of said stockholder as the same appears on the books of the Corporation at least 10 days before the date of all regular and special meetings.

SECTION 4. The President of the Corporation, or, in his absence, a Vice President, if any, shall preside at all such meetings.

SECTION 5. At every such meeting each stockholder shall be entitled to cast one vote for each voting share held in his name, which vote may be cast by him either in person or by proxy. All proxies shall be in writing and shall be filed with the Secretary of the Corporation and by him entered of record in the minutes of the meeting.

SECTION 6. A quorum for the transaction of business at such meetings shall consist of a number of stockholders representing a majority of the voting shares issued and outstanding; but the stockholders present at any meeting, though less than a quorum, may adjourn the meeting to a future time without notice other than an announcement at the meeting.

ARTICLE III. BOARD OF DIRECTORS

SECTION 1. The business and property of the Corporation shall be managed by a board of one or more directors who shall be elected by the stockholders at each regular meeting and shall hold office until their successors are duly elected and qualified. The number of directors to be elected at each regular meeting shall be determined by the directors in advance of the meeting and set forth in the notice thereof, subject to the right of the stockholders, by majority vote taken at the meeting, to change the number of directors to be elected.

SECTION 2. The regular meetings of the Board of Directors shall be held without notice immediately after the adjournment of each regular stockholders meeting.

SECTION 3. Special meetings of the Board of Directors may be called by the President of the Corporation, and in his absence by a Vice President, if any, or by any member of the Board of Directors.

SECTION 4. Notice of all regular and special meetings shall be mailed or telegraphed to each Director by any Director at least 5 days prior to the time fixed for the meeting. All notices of special meetings shall state the purpose thereof.

SECTION 5. A quorum for the transaction of business at any regular or special meeting of the Board of Directors shall consist of a majority of the members of the Board.

SECTION 6. The Directors shall elect the officers of the Corporation and fix their salaries, such election to be held at the Directors meeting following each regular stockholders meeting.

SECTION 7. Vacancies in the Board of Directors may be filled for the unexpired terms by the vote of a majority of the remaining Directors.

ARTICLE IV. OFFICERS

SECTION 1. The Officers of this Corporation shall be a President, two Vice Presidents, a Secretary, and such additional officers as the Board of Directors may from time to time determine, all of whom shall be elected for an indefinite term and shall hold office until their successors are duly elected and qualified. Any two offices, except for President and Vice President, may be held by the same person.

SECTION 2. The President shall be the chief executive officer of the Corporation, shall preside at all meetings of the stockholders and Directors, and shall have general supervision over the affairs of the Corporation and over the other Officers. The President shall execute all bonds, mortgages, and other contracts of the Corporation and shall perform all such other duties as are incident to his office. In case of the absence or disability of the President, his duties shall be performed by a Vice President, if any.

SECTION 3. The Secretary shall issue notices of Directors and stockholders meetings and shall attend and keep the minutes of the same. He shall have charge of all corporate books, records and papers, shall be custodian of the corporate seal (if one is adopted), shall attest with his signature (and impress with the corporate seal, if one is adopted) all share certificates, and shall perform all such other duties as are incident to his office.

SECTION 4. The treasurer shall be the chief financial officer of the Corporation, shall have the custody of all moneys and securities of the Corporation, and shall give bond in such sum and with such sureties as the directors may require, conditioned upon the faithful performance of the duties of his office. He shall keep regular books of account, and shall submit them, together with all his vouchers, receipts, records, and other papers, to the directors for their examination and approval as often as they may require and shall perform all such other duties as are incident to his office.

ARTICLE V. SHARES

SECTION 1. All share certificates shall be signed by the President and the Secretary.

SECTION 2. Transfers of shares shall be made only on the books of the Corporation, and the old certificate properly endorsed shall be surrendered and cancelled before a new certificate is issued.

SECTION 3. In case of loss or destruction of a share certificate, no new certificate shall be issued in lieu thereof except upon satisfactory proof to the Board of Directors of such loss or destruction and upon the giving of satisfactory security, by bond or otherwise, against loss to the Corporation.

ARTICLE VI. CORPORATE SEAL

This Corporation shall not have a corporate seal.

ARTICLE VII. FISCAL YEAR

The fiscal year of this Corporation shall be as established by the incorporator or the Board of Directors.

ARTICLE VIII. AMENDMENTS

Amendments to these Bylaws may be made by a vote of the Directors representing a majority of the Directors present at any meeting of the Board of Directors, or by the vote of stockholders representing a majority of the stockholders present at any stockholders meeting.

ARTICLE IX. INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a Director or Officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a Director, Officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.

The indemnification rights provided in this Article IX shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

The right to indemnification and advancement of expenses provided hereunder shall not be eliminated or impaired by an amendment to this provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative, or investigative actions, suit, or proceeding for which indemnification or advancement of expenses is sought.

[signature on following page]

Approved and effective as of November 27, 2009

/s/ Patrick J. Welch
Patrick J. Welch, Secretary

[signature page to Bylaws of Atlantic Power Transmission, Inc.]